EXHIBIT 99.1

February 26, 2025
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD NET INCOME (UP 46%), RECORD OPERATING INCOME (UP 26%) AND RECORD NET SALES (UP 15%) FOR THE FIRST QUARTER OF FISCAL 2025

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported an increase in net income of 46% to a record $168.0 million, or $1.20 per diluted share, in the first quarter of fiscal 2025, up from $114.7 million, or $.82 per diluted share, in the first quarter of fiscal 2024.

Net sales increased 15% to a record $1,030.2 million in the first quarter of fiscal 2025, up from $896.4 million in the first quarter of fiscal 2024. Operating income increased 26% to a record $226.8 million in the first quarter of fiscal 2025, up from $180.2 million in the first quarter of fiscal 2024. The Company's consolidated operating margin improved to 22.0% in the first quarter of fiscal 2025, up from 20.1% in the first quarter of fiscal 2024.

Continued commercial aerospace product sales increases have resulted in eighteen consecutive quarters of sequential growth in Flight Support Group net sales.

EBITDA increased 22% to $273.9 million in the first quarter of fiscal 2025, up from $224.4 million in the first quarter of fiscal 2024. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

Net income attributable to HEICO in the first quarter of fiscal 2025 and 2024 were both favorably impacted by a discrete income tax benefit from stock option exercises. The benefit in the first quarter of fiscal 2025, net of noncontrolling interests, was $26.5 million, or 19 cents per diluted share, up from $13.3 million, or 10 cents per diluted share, in the first quarter of fiscal 2024.

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's first quarter results stating, "We are thrilled to announce all-time record quarterly net income, operating income and net sales, principally driven by double-digit organic growth within both the Flight Support Group and Electronic Technologies Group, as well as the contributions from our fiscal 2024 and 2025 acquisitions. The strong organic

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growth reflects increased demand across all of the Flight Support Group’s product lines and for the Electronic Technologies Group's defense, space and aerospace products.

Cash flow provided by operating activities increased 82% to $203.0 million in the first quarter of fiscal 2025, up from $111.7 million in the first quarter of fiscal 2024. We continue to forecast strong cash flow from operations for fiscal 2025.

During the current quarter, we executed our successful acquisition strategy and deployed approximately $255 million in cash on profitable acquisitions. These acquisitions did not significantly increase leverage.

Our total debt to net income attributable to HEICO ratio was 4.15x as of January 31, 2025, down from 4.34x as of October 31, 2024. Our net debt to EBITDA ratio was 2.08x as of January 31, 2025, as compared to 2.06x as of October 31, 2024. See our reconciliation of total debt to net debt at the end of this press release.

As we look ahead to the remainder of fiscal 2025, we remain confident in achieving net sales growth across both the Flight Support Group and Electronic Technologies Group segments, driven primarily by strong organic demand for most of our products. Specifically, we are optimistic about sustained momentum in our defense products, as reflected in this past quarter's results. Additionally, we aim to accelerate growth through our recently completed acquisitions while positioning ourselves to capitalize on future acquisition opportunities. Our disciplined financial strategy continues to focus on maximizing long-term shareholder value through a balanced approach of strategic acquisitions and organic growth initiatives aimed at gaining market share, while maintaining a strong financial position and preserving flexibility."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's record setting first quarter results stating, "Building on our growth trajectory, we delivered all-time quarterly record results in net sales and operating income, achieving quarterly increases of 22% in operating income and 15% in net sales as compared to the first quarter of fiscal 2024. These exceptional results principally reflect strong organic net sales growth of 13%, largely driven by a 15% and 11% organic increase in our aftermarket replacement parts and repair and overhaul parts and services product lines, respectively, as well as the contributions from our fiscal 2024 and 2025 acquisitions. Notably, this marks the eighteenth consecutive quarter of net sales growth for the Flight Support Group.

The Flight Support Group's net sales increased 15% to a record $713.2 million in the first quarter of fiscal 2025, up from $618.7 million in the first quarter of fiscal 2024. The net sales increase reflects strong 13% organic growth and the impact from our fiscal 2024 and 2025 acquisitions. The organic net sales growth mainly reflects increased

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demand within our aftermarket replacement parts and repair and overhaul parts and services product lines.

The Flight Support Group's operating income increased 22% to a record $166.1 million in the first quarter of fiscal 2025, up from $136.1 million in the first quarter of fiscal 2024. The operating income increase principally reflects the previously mentioned net sales growth, selling, general and administrative ("SG&A") expense efficiencies realized from the net sales growth, and an improved gross profit margin. The improved gross profit margin principally reflects the previously mentioned higher net sales within our aftermarket replacement parts product line.

The Flight Support Group's operating margin improved to 23.3% in the first quarter of fiscal 2025, up from 22.0% in the first quarter of fiscal 2024. The increased operating margin principally reflects the previously mentioned improved gross profit margin and lower SG&A expenses as a percentage of net sales mainly reflecting the previously mentioned efficiencies."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's first quarter results stating, "I am very pleased to report operating income and net sales increases of 38% and 16%, respectively, driven mainly by strong double-digit organic net sales growth for our defense, space and aerospace products. We are optimistic about growth for most of our products, particularly given the strong momentum in defense products demand, as demonstrated by this past quarter’s performance.

The Electronic Technologies Group's net sales increased 16% to $330.3 million in the first quarter of fiscal 2025, up from $285.9 million in the first quarter of fiscal 2024. The net sales increase reflects strong 11% organic growth and the impact from our fiscal 2024 and 2025 acquisitions. The organic net sales growth mainly reflects increased demand for our defense, space and aerospace products.

The Electronic Technologies Group's operating income increased 38% to $76.5 million in the first quarter of fiscal 2025, up from $55.3 million in the first quarter of fiscal 2024. The operating income increase principally reflects the previously mentioned net sales growth, SG&A expense efficiencies realized from the net sales growth, and an improved gross profit margin. The improved gross profit margin principally reflects the previously mentioned increased space, defense and aerospace products net sales.

The Electronic Technologies Group's operating margin improved to 23.1% in the first quarter of fiscal 2025, up from 19.3% in the first quarter of fiscal 2024. The increased operating margin principally reflects lower SG&A expenses as a percentage of net sales mainly due to the previously mentioned efficiencies, and the previously mentioned improved gross profit margin.

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Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA), which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investor's ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

There are currently approximately 83.9 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 55.0 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Thursday, February 27, 2025 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results. Individuals wishing to participate in the conference call should dial: US and Canada (888) 204-4368, International (929) 477-0402, wait for the conference operator and provide the operator with the Conference ID 4742969. A digital replay will be available two

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hours after the completion of the conference for 14 days. To access the replay, please visit our website at https://www.heico.com under the Investors section for details.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at https://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements. Factors that could cause such differences include, among others: the severity, magnitude and duration of public health threats, such as the COVID-19 pandemic; our liquidity and the amount and timing of cash generation; lower commercial air travel, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; cybersecurity events or other disruptions of our information technology systems could adversely affect our business; and our ability to make acquisitions, including obtaining any applicable domestic and/or foreign governmental approvals, and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; and economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended January 31,
	2025		2024
Net sales	$1,030,222		$896,363
Cost of sales	624,560		549,594
Selling, general and administrative expenses	178,857		166,559
Operating income	226,805		180,210
Interest expense	(32,458)		(38,607)
Other income	919		679
Income before income taxes and noncontrolling interests	195,266		142,282
Income tax expense	13,700	(a)	16,800	(b)
Net income from consolidated operations	181,566		125,482
Less: Net income attributable to noncontrolling interests	13,611		10,784
Net income attributable to HEICO	$167,955	(a)	$114,698	(b)

Net income per share attributable to HEICO shareholders:
Basic	$1.21	(a)	$.83	(b)
Diluted	$1.20	(a)	$.82	(b)

Weighted average number of common shares outstanding:
Basic	138,837		138,265
Diluted	140,484		139,893

	Three Months Ended January 31,
	2025		2024
Operating segment information:
Net sales:
Flight Support Group	$713,174		$618,716
Electronic Technologies Group	330,315		285,942
Intersegment sales	(13,267)		(8,295)
	$1,030,222		$896,363

Operating income:
Flight Support Group	$166,116		$136,091
Electronic Technologies Group	76,456		55,328
Other, primarily corporate	(15,767)		(11,209)
	$226,805		$180,210

Depreciation and amortization:
Flight Support Group	$25,832		$24,344
Electronic Technologies Group	19,500		18,465
Other, primarily corporate	893		696
	$46,225	(c)	$43,505	(c)

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2025, the Company recognized a $27.2 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $26.5 million, or $.19 per basic and diluted share.

(b)During the first quarter of fiscal 2024, the Company recognized a $13.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $13.3 million, or $.10 per basic and diluted share.

(c)Depreciation and amortization information on the Company's two operating segments for the three months ended January 31, 2025 and 2024, is as follows (in thousands):

	Three Months Ended January 31,
	2025	2024

Depreciation:
Flight Support Group	$6,578	$6,487
Electronic Technologies Group	5,969	5,539
Other, primarily corporate	501	304
	$13,048	$12,330

Amortization:
Flight Support Group	$19,254	$17,857
Electronic Technologies Group	13,531	12,926
Other, primarily corporate	392	392
	$33,177	$31,175

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	January 31, 2025	October 31, 2024
Cash and cash equivalents	$165,467	$162,103
Accounts receivable, net	523,268	538,487
Contract assets	118,213	112,235
Inventories, net	1,218,711	1,170,949
Prepaid expenses and other current assets	77,059	78,518
Total current assets	2,102,718	2,062,292
Property, plant and equipment, net	348,838	339,034
Goodwill	3,491,472	3,380,295
Intangible assets, net	1,446,616	1,334,774
Other assets	501,067	476,427
Total assets	$7,890,711	$7,592,822

Current maturities of long-term debt	$3,950	$4,107
Other current liabilities	614,389	659,744
Total current liabilities	618,339	663,851
Long-term debt, net of current maturities	2,349,681	2,225,267
Deferred income taxes	108,780	114,156
Other long-term liabilities	579,100	525,986
Total liabilities	3,655,900	3,529,260
Redeemable noncontrolling interests	424,083	366,156
Shareholders’ equity	3,810,728	3,697,406
Total liabilities and equity	$7,890,711	$7,592,822

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended January 31,
	2025	2024
Operating Activities:
Net income from consolidated operations	$181,566	$125,482
Depreciation and amortization	46,225	43,505
Employer contributions to HEICO Savings and Investment Plan	5,473	5,665
Share-based compensation expense	4,671	4,881
Increase in accrued contingent consideration, net	3,288	1,095
Deferred income tax benefit	(7,052)	(3,759)
Payment of contingent consideration	(2,190)	(6,203)
Decrease in accounts receivable	20,062	38,940
(Increase) decrease in contract assets	(5,949)	4,560
Increase in inventories	(36,207)	(49,846)
Decrease in current liabilities	(36,622)	(49,714)
Other	29,769	(2,954)
Net cash provided by operating activities	203,034	111,652

Investing Activities:
Acquisitions, net of cash acquired	(254,763)	(46,208)
Capital expenditures	(17,335)	(13,377)
Investments related to HEICO Leadership Compensation Plan	(14,600)	(12,710)
Other	(1,297)	1,156
Net cash used in investing activities	(287,995)	(71,139)

Financing Activities:
Borrowings on revolving credit facility, net	125,000	35,000
Cash dividends paid	(15,272)	(13,831)
Distributions to noncontrolling interests	(10,236)	(8,766)
Payment of contingent consideration	(5,954)	(13,797)
Acquisitions of noncontrolling interests	(3,258)	(2,212)
Payments on short-term debt, net	—	(13,924)
Redemptions of common stock related to stock option exercises	(95)	(601)
Proceeds from stock option exercises	1,597	2,254
Other	(1,070)	(852)
Net cash provided by (used in) financing activities	90,712	(16,729)

Effect of exchange rate changes on cash	(2,387)	1,491

Net increase in cash and cash equivalents	3,364	25,275
Cash and cash equivalents at beginning of year	162,103	171,048
Cash and cash equivalents at end of period	$165,467	$196,323

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Three Months Ended January 31,
EBITDA Calculation	2025	2024
Net income attributable to HEICO	$167,955	$114,698
Plus: Depreciation and amortization	46,225	43,505
Plus: Net income attributable to noncontrolling interests	13,611	10,784
Plus: Interest expense	32,458	38,607
Plus: Income tax expense	13,700	16,800
EBITDA (a)	$273,949	$224,394

	Trailing Twelve Months Ended
EBITDA Calculation	January 31, 2025	October 31, 2024
Net income attributable to HEICO	$567,366	$514,109
Plus: Depreciation and amortization	178,051	175,331
Plus: Net income attributable to noncontrolling interests	47,804	44,977
Plus: Interest expense	143,164	149,313
Plus: Income tax expense	115,400	118,500
EBITDA (a)	$1,051,785	$1,002,230

Net Debt Calculation	January 31, 2025	October 31, 2024
Total debt	$2,353,631	$2,229,374
Less: Cash and cash equivalents	(165,467)	(162,103)
Net debt (a)	$2,188,164	$2,067,271

Total debt	$2,353,631	$2,229,374
Net income attributable to HEICO (trailing twelve months)	$567,366	$514,109
Total debt to net income attributable to HEICO ratio	4.15	4.34

Net debt	$2,188,164	$2,067,271
EBITDA (trailing twelve months)	$1,051,785	$1,002,230
Net debt to EBITDA ratio (a)	2.08	2.06

(a) See the "Non-GAAP Financial Measures" section of this press release.